Exhibit 99(p)(12)

Quest Investment Management, Inc.

IA Policies and Procedures Manual

11/2/2006 to Current

Code of Ethics

Policy

Quest Investment Management, Inc., as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm’s Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm’s current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.

Code of Ethics

Sections 204a, 206 and Rule 17.17 of the Investment Advisors Act of 1940 indicate the need for Registered Investment Advisors to adopt codes of ethics designed to protect the Client and institute procedures to prevent violations of the Act. All employees must report violations of Code of Ethics to the CCO.

All affiliated persons (employees) of Quest Investment Management, Inc. (Quest or Advisor) shall abide by the underlying principles of this Code of Ethics. Conformance to the Code of Ethics and Policies and Procedure by all employees shall be a condition of employment.

All affiliated persons (employees) must comply with applicable federal and state securities laws.

Quest and its employees shall conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, Clients and professional associates. Advisor and employees acknowledge there is an element of professional ethical conduct required that exceeds ethical standards in daily life.

Duty of loyalty to Clients is paramount. Quest Investment Management, Inc. and its employees shall act solely in the best interest of the Client’s interest and avoid conflicts and/or abuse of the position of trust.

Privacy of Client information: As a registered investment advisor, Quest Investment Management, Inc. must comply with SEC Regulation S-P (or other applicable regulations), which requires registered advisors to adopt policies and procedures to protect the “nonpublic personal information” of natural person consumers and customers and to disclose to such persons policies and procedures for protection that information. Quest Investment Management, Inc. collects nonpublic personal information about clients from the following sources: information we received from client applications or other forms; information about client transactions with us, our affiliates or others. Quest Investment Management, Inc. does not disclose any nonpublic information about our customers to anyone, except as permitted by law or unless it is necessary to perform client services.

Creating and maintaining the Client’s trust in Quest is our paramount goal. It is the philosophy of Quest that long term success for the company is directly related to the long-term satisfaction of the Client.

Conflicts of interest: All employees must disclose to the Senior Officer of Quest all matters that reasonably could be expected to interfere with their duty to their employer and its Clients.

Conflict of Interest

Quest intends that its employees avoid all transactions and situations that may create an actual or apparent conflict of interest. In particular, all employees should be aware of and follow these requirements:

An employee may not do business, directly or indirectly on behalf of Quest or a subsidiary, with any customer or vendor in which the employee, a member of the employee’s family, or someone living with the employee owns a significant financial interest or holds a position of influence (for example, as an officer, shareholder, director, or agent) without full disclosure to, and written approval from, the CEO of Quest. For purposes of this requirement, family member’s includes any relative of the employee. In addition, an employee should not accept employment from, or perform services for, competitors of Quest when he/she is employed by Quest.

An employee must make sure that any outside employment or services will not interfere with or disrupt the performance of his/her duties with Quest. Outside business activities should be conducted off Company premises, and Company equipment, facilities, and supplies may not be used for outside employment or services without written approval from the employee’s supervisor. An employee may not be a vendor to or customer of Quest through his/her outside business without written authorization from the President.

An employee living with, dating, or involved in a close personal or romantic relationship with another employee should not have supervisory, hiring, or disciplinary authority over such other employee or be in a position that creates an actual or apparent conflict of interest.

An employee may not accept gifts or personal favors of more than token or nominal value (not in excess of $100) from any actual or potential vendor, customer, or customer representative, without permission from the Company’s CEO. This requirement also applies to accepting gifts, door prizes, drawings, or other items at trade shows. Likewise, employees should not give or accept entertainment or meals with customers or vendors beyond reasonable meals and entertainment given and received on a reciprocal basis with a legitimate business purpose. Gifts, meals, or entertainment of any value offered to a government contractor or a federal employee may be a violation of law or regulations and should not be offered without asking first if the individual is able to accept.

Exceptions to these requirements must be in writing approved by the CEO of Quest.

Standards Of Conduct

Our guidelines are based on common sense and good judgment in order to assist us in maintaining a favorable work environment and are applied to all employees as equally and fairly as possible. Failure to meet these guidelines and individual performance expectations may result in corrective action, up to and including immediate termination.

Many factors are taken into account when corrective action is necessary, including the nature and seriousness of the problems the employee’s past performance and the surrounding circumstances.

Corrective action may be applied in progressive steps, including, but not limited to, the following:

•	counseling

•	verbal and written warnings

•	suspension

•	dismissal

The nature of the problem and the particular circumstances determine how and when the steps are followed. While we reserve the right to apply corrective action as needed, you generally will have an opportunity to correct problems before termination of employment is considered. It is not always necessary, however, that the discipline process begin with counseling or a warning, or include every step. Some acts, particularly those that are intentional or serious, warrant more severe discipline on the first or subsequent offense. For acts warranting severe discipline, such measures as dismissal, suspension without pay, demotion and/or reassignment may be appropriate even though no prior warning has been given. For your own protection, we want to advise you that these situations may include, but are not limited to the following:

1.	Excessive absenteeism or tardiness.

2.	Abuse of work time.

3.	Careless or negligent performance of duties.

4.	Insubordination

5.	Loss, destruction, or abuse of Company property or the property of fellow employees.

6.	Theft, misuse, or taking of Company property or the property of fellow employees without permission.

7.	Falsification of any time records.

8.	Any act of dishonesty.

9.	Commission of any act that constitutes a felony or a crime punishable by one year or more in prison.

10.	Fighting or horseplay on Company premises or during work hours.

11.	Unauthorized possession of weapons on Company premises or during work hours.

12.	Violation of the Company’s drug and alcohol policy.

13.	Sexual or other harassment or verbal abuse of Company employees, customers, or visitors.

14.	Violation of safety rules.

15.	Discourtesy to customers.

16.	Violation of any Company rule, including rules in this Handbook.

17.	Other offenses deemed by the Company to be similarly serious.

Personal Trading of Securities

Quest Investment Management, Inc.’s policy does allow employees to maintain personal securities accounts provided any such personal investing by the employee or any immediate family or household member is consistent with the firm’s fiduciary duty to our clients. The employee must report all such accounts to the firm and provide copies of all statements and confirms or reports of transactions on a regular basis to the firm’s Compliance Officer.

Rules	of Conduct

A)	Insider Trading. Trading securities while in possession of material, nonpublic information, or improperly communicating that to others may result in stringent penalties.

Quest views such a violation as a serious violation of firm policy. Such violations constitute grounds for disciplinary sanctions, including dismissal. This policy statement applies to all employees of Quest and extends to spouses, minor children, other family members and Trusts.

Quest Policy Stated: No persons to whom this statement applies may execute an asset transaction while in possession of material, nonpublic information. The terms: material and non-public shall be construed in a broad context.

Procedures to Implement The Insider Trading Policy:

1)	Personal Trading: see B below

2)	The Compliance Officer shall review annually with all personnel the concept of Insider Trading, including definitions of inside information.

3)	It shall be incumbent upon all personnel to understand the concepts of insider trading and maintain vigilance as to potential concerns.

B)	Personal Trading

1)	Employee shall provide the Compliance Officer with an advance written notice in the form of a Quest buy or sell ticket expressing the employee’s desired transaction prior to execution. The Compliance Officer shall initial the trade ticket prior to execution. Compliance Officer shall run Advent reports to determine existing Client positions and shall check with Quest trader as to any trades pending or in process regarding same issues. No employee may place a personal trade order for any security which the Advisor is in the process of buying or selling until such time as the Advisor’s Compliance Officer confirms that the Advisor’s transactions are completed. It shall be the Compliance Officer’s responsibility to determine process.

Advisor is not precluded from buying an issue already owned by individual if Compliance Officer and investment committee determines that such purchase is in the best interest of Client.

2)	Initial Public Offerings (IPO’s) are expressly prohibited. Private Placements shall be permitted only after express prior approval by Advisor’s Compliance Officer.

3)	New employees shall be required to provide the Advisor’s Compliance Officer a list of current personal investments upon hire. All personnel shall provide Compliance Officer a quarterly report, within ten days of the end of each quarter, listing personal trades during quarter and quarter ending holidays.

4)	Spouses, children and immediate family members shall be considered employees for the purposes of this section.

5)	Employees shall not have an undisclosed investment account elsewhere.

6)	Advisor will present quarterly to employees a compliance form for signature and return indicating all personal trades for previous 90 days. “No trade” shall be noted accordingly.

7)	Short-swing profits, defined as 60 days or less, are discouraged.

8)	Mutual Fund “Market Timing” and “Late Trading” practices are prohibited.

Government securities and registered open-end mutual fund shares are excluded from the rules of 1-8 above.

9)	Violations of a rule or rules may result in, at the discretion of the President of Quest, recession of trade(s), a monetary fine, suspension or termination of employment.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting an adviser’s fiduciary obligations;

•	compliance with federal securities laws;

•	access persons to periodically report personal securities transactions and holdings, with limited exceptions;

•	prior approval for any IPO or private placement investments by access persons;

•	reporting of violations;

•	delivery and acknowledgement of the Code of Ethics by each supervised person;

•	reviews and sanctions;

•	recordkeeping; and

•	summary Form ADV disclosure.

An investment adviser’s Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

Cameron M. Johnson has the responsibility for the implementation and monitoring of our policy on personal securities transactions and activities, practices, disclosures and recordkeeping.

Procedure

Quest Investment Management, Inc. has adopted procedures to implement the firm’s policy on personal securities transactions and our Code of Ethics and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended, as appropriate, which include the following:

•	Formal adoption of the firm’s Code of Ethics by management.

•	The Chief Compliance Officer annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.

•	Each supervised person must acknowledge receipt of the firm’s Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the Chief Compliance Officer.

•	The Chief Compliance Officer, with other designated officer(s), annually reviews the firm’s Code of Ethics and updates the Code of Ethics as may be appropriate.

•	The Chief Compliance Officer periodically reviews access persons’ personal transactions/holdings reports.

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The Chief Compliance Officer, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others,

•	The firm provides initial and periodic education about the Code of Ethics, and each person’s responsibilities and reporting requirements, under the Code of Ethics.

•	The firm’s Form ADV Part II is amended and periodically reviewed by the Chief Compliance Officer to appropriately disclose a summary of the firm’s Code of Ethics.

•	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm’s Code of Ethics and maintaining required records.